Exhibit 99.1

(1):  On June 20, 2013, (i) Jefferies Capital Partners IV L.P., a Delaware limited partnership (“Jefferies Capital Partners IV”), distributed for no consideration an aggregate of 2,181,795 shares of common stock, par value $0.01 per share (“Common Stock”), of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), to its partners in accordance with its partnership agreement, (ii) JCP Partners IV LLC, a Delaware limited liability company (“JCP Partners”), distributed for no consideration an aggregate of 102,390 shares of Common Stock to its members in accordance with its limited liability company agreement, (iii) JCP IV LLC, a Delaware limited liability company (“General Partner”), distributed for no consideration an aggregate of 54,277 shares of Common Stock, which was received by it as part of the distributions from Jefferies Capital Partners IV and JCP Partners described above, to its members in accordance with its limited liability company agreement and (iv) Jefferies Capital Partners LLC, a Delaware limited liability company (“Manager”), distributed for no consideration an aggregate of eight shares of Common Stock, which was received by it as part of the distribution from General Partner described above, to its members in accordance with its limited liability company agreement (collectively, the “Distribution”).

(2):  Mr. Friedman is a managing member of Manager, and, in such capacity, may be deemed to have beneficially owned the shares of Common Stock distributed by Jefferies Capital Partners IV, JCP Partners, General Partner and Manager as part of the Distribution.  As part of the Distribution, Mr. Friedman also received for no consideration an aggregate of 18,419 shares of Common Stock from Jefferies Capital Partners IV, General Partner and Manager.  In addition, Mr. Friedman may be deemed to beneficially own the 28,668 shares of Common Stock received by 2055 Partners L.P. for no consideration from Jefferies Capital Partners IV and General Partner as part of the Distribution.  Accordingly, after giving effect to the Distribution, Mr. Friedman may be deemed to own beneficially 996,924 shares of Common Stock, of which 27,702 shares of Common Stock is owned directly, and 969,222 shares of Common Stock is deemed to be owned indirectly, including 618,075 shares of Common Stock owned by Jefferies Capital Partners IV, 322,479 shares of Common Stock owned by Jefferies Employee Partners and 28,668 shares of Common Stock owned by 2055 Partners L.P.  Mr. Friedman disclaims beneficial ownership of the shares of Common Stock distributed by Jefferies Capital Partners IV, JCP Partners, General Partner and Manager as part of the Distribution except to the extent of his pecuniary interest therein.